EXHIBIT 10B


[SUNTRUST LETTERHEAD]


                       September 12, 2000


Mr. Cory T. Walker,
   Chief Financial Officer
BROWN & BROWN, INC.
220 South Ridgewood Avenue
Daytona Beach, Florida 32115-2412

        Re: SunTrust Bank ("SUNTRUST"): Extension of Term Loan to Brown & Brown, Inc. (the "BORROWER") in the amount of $90,000,000 and Modification of Existing Revolving Loan to the Borrower in the Amount of $50,000,000

Dear Mr. Walker:

        We are pleased to advise you of the commitment by SunTrust Bank ("SUNTRUST") subject to the terms and conditions set forth in this letter, to (i) extend a Term Loan up to the amount of $90,000,000, and (ii) modify the existing Revolving Loan in the amount of $50,000,000, (collectively, the "FACILITY") to Brown & Brown, Inc. (the "BORROWER"). Attached as EXHIBIT "A" to this letter is a Summary of Principal Terms and Conditions (the "TERM SHEET") setting forth the principal terms and conditions on and subject to which SunTrust is willing to make the Facility.

        You represent and warrant that information made available to SunTrust by you or any of your representatives in connection with the transactions contemplated hereby is as of such date to the best of your knowledge complete and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made. In arranging the Facility, SunTrust will be using and relying on such information without independent verification thereof.

        The commitment of SunTrust hereunder is subject to the condition, among others, that after the date hereof there shall not have occurred, in the reasonable opinion of SunTrust, any materially adverse change in or disruption of financial or capital market conditions or any

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materially adverse change in the condition or the Borrower.  In addition, the commitment of SunTrust is subject to the negotiation and definitive documentation with respect to the Facility satisfactory to SunTrust and its counsel. Such documentation shall contain the terms and conditions set forth in the Term Sheet and such other indemnities, covenants, representations and warranties, events of default, conditions precedent, and other terms and conditions as shall be satisfactory in all respects to SunTrust. The terms and conditions of the commitment of SunTrust hereunder and of the Facility are not limited to the terms and conditions set forth herein and in the Term Sheet, and the matters which are not covered by the provisions of this letter and the Term Sheet are subject to the approval of SunTrust.

        The costs and expenses (including, without limitation, the reasonable fees and expenses of counsel to SunTrust) arising in connection with the preparation, execution and delivery of this letter and the definitive financing agreements shall be for your account. You further agree to indemnify and hold harmless SunTrust and each director, officer, employee, affiliate and agent thereof (each, an "INDEMNIFIED PERSON") against, and to reimburse each indemnified person, upon its demand, for, any losses, claims, damages, liabilities or other expenses ("LOSSES") incurred by such indemnified person insofar as such Losses arise out of or in any way relate to or result from this letter or the financings contemplated hereby, including, without limitation, Losses consisting of legal or other expenses incurred in connection with investigating, defending or participating in any legal proceeding relating to any of the foregoing (whether or not such indemnified person is a party thereto); PROVIDED that the foregoing will not apply to any Losses to the extent that result from the gross negligence or willful misconduct of such indemnified person. Your obligations under this paragraph shall remain effective whether or not definitive financing documentation is executed and notwithstanding any termination of this letter. Neither SunTrust nor any other indemnified person shall be responsible or liable to any other person for consequential damages which may be alleged as a result of this letter or the financing contemplated hereby.

        This letter shall be governed by the laws of the State of Florida. This letter may not be amended or modified except in writing and shall be governed by the internal laws (and not by laws of conflicts) of the State of Florida. SunTrust's obligations under this letter are enforceable solely by the Borrower's signing this letter and may not be relied upon by any other person. This letter is confidential and you may not disclose this letter or any of its terms to any other third party other than your accountants, attorneys and consultants to you in this financing.

        If you are in agreement with the foregoing, please sign and return the enclosed copies of this letter to SunTrust no later than 5:00 p.m., Orlando time, on September 29, 2000. This offer shall terminate at such time unless prior thereto we shall have received signed copies of such letters.

<PAGE 3>

        We look forward to working with you on this transaction.

                              Very truly yours,

                              SUNTRUST BANK



                              By:  /S/ EDWARD WOOTEN
                              __________________________________
                                    Edward Wooten,
                                     Director



ACCEPTED AND AGREED:


BROWN & BROWN, INC.


By:   /S/ CORY T. WALKER
     V.P. & CFO,


Date: September 29, 2000

<PAGE 4>

                           TERM SHEET

                   SUMMARY OF PRINCIPAL TERMS
            AND CONDITIONS OF $90,000,000 TERM LOAN
                AND $50,000,000 REVOLVING LOAN



                                        September 12, 2000


FACILITY(IES):      A.   $90,000,000 Term Loan.

                    B.   $50,000,000 Revolving Loan.  (This
                         Facility is currently outstanding and
                         this Term Sheet provides for the
                         extension and modification of this
                         Facility.)

BORROWER:           Brown & Brown, Inc. (the "BORROWER")

LENDER:             SunTrust Bank and/or its affiliates
                    ("SUNTRUST")

PURPOSE:            A.   To fund acquisitions by the Borrower.

                    B.   General corporate purposes, including
                         financing of acquisitions.

MATURITY:           A.   Seven years from closing date.  (NOTE:
                         The Closing must occur by no later than
                         January 31, 2001.)

                    B.   October 15, 2002.

INTEREST RATE:      The interest rate will be based upon the 30,
                    60 or 90 day LIBOR rate, plus an applicable margin based upon the ratio of Total Funded
                    Debt to EBITDA as follows:

 <PAGE 5>

                                      FACILITY A

       Funded          >2.0:      >1.50:       >1.0:      <1.0:1.0
       Debt/EBITDA      1.0        1.0          1.0 but
                                   but          1.5:1.0
                                  <2.0:
                                   1.0

       LIBOR Spread     1.0%       0.75%       0.625%       0.50%

                                      FACILITY B


       Funded           >2.0:      >1.50:      >1.0:       <1.0:1.0
       Debt/EBITDA       1.0        1.0         1.0 but
                                    but         1.5:1.0
                                   <2.0:
                                    1.0


       LIBOR Spread      1.0%       0.75%       0.55%         0.45%

       Availability Fee  0.25%      0.20%       0.175%        0.15%


                    The interest rate will be based upon the quarterly financial statements of the Borrower. For the period to December 31, 2000 the interest rate and Availability Fee for Facility B is LIBOR + .45% and 0.15%, respectively.

LOAN PAYMENTS:      A.   The principal amount of the term loan
                         will be paid in equal quarterly payments over 28 quarters, together with accrued interest. The actual quarterly principal payment will depend on the amount of the term loan actually drawn down by the Borrower at the Closing.

                    B.   Interest only will be payable quarterly
                         during the term and principal will be
                         due in full at Maturity.

CLOSING FEES:       A.   .010% (10 Basis Points) of the amount
                         actually funded, payable at Closing.

                    B.   .010% (10 Basis Points) ($50,000),
                         payable at Closing.

AVAILABILITY        This Fee is based on Facility B only, and is
FEE:                charged on the unused portion of Facility B.
                    The Fee is to be determined quarterly and is based upon the ratio of Funded Debt to EBITDA as set forth in the table under Interest
                    Rate.

COLLATERAL:         Unsecured.

GUARANTORS:         All present and future material subsidiaries
                    of the Borrower. A "material subsidiary" is a subsidiary which generates 5% or more of the Consolidated Net Income of the Borrower
                    PROVIDED, HOWEVER, if the aggregate net
                    income of the Borrower and its material
                    subsidiaries is less than 80% of Consolidated
                    Net Income,

<PAGE 6>

                    then the 5% trigger will be
                    reduced so that the aggregate of the net income of the Borrower and the material subsidiaries is not less than 80% of the Consolidated Net Income of the Borrower.

CONDITIONS TO       (1)  Execution and delivery of loan
INITIAL                  documents, together with the furnishing
FUNDING:                 of other closing documents as required
                         by the Lender or its counsel.

                    (2) Receipt of favorable opinions of counsel for the Borrower. (Subject to reasonable approval of SunTrust, said opinion may be furnished by in-house counsel for the Borrower.)

                    (3)  No default occurs under the existing
                         Loan Documents.

                    (4)  The absence of any material disruption
                         or material adverse change in the
                         financial or capital markets generally
                         and the absent of any such disruption or adverse change in the financial or other condition of the Borrower itself.

CONDITIONS TO        These will remain as set forth in the
ALL FUNDINGS:        existing Loan Documents.

Financial            The existing Financial Covenants will be
Covenants:           amended in their entirety to be as follows:

                    (1) Net Worth of a minimum of the sum of (i) $100,000,000 (ii) 50% of cumulative Net Income after June 30, 2000, and (iii) 100% of net cash raised through contribution or issuance of new equity, less (iv) receivables from affiliates.

                    (2)  A Fixed Charge Ratio of not less than
                         1.25 to 1.00 (The Fixed Charge Ratio is
                         defined as (Net Income + Operating Lease
                         Payments + Provision for Taxes +
                         Interest Expense + Depreciation +
                         Amortization - Capital Expenditures -
                         Dividends) / (Scheduled Principal
                         Payments + Interest Expense + Operating
                         Lease Payments).

                    (3)  A Debt to EBITDA ratio of not greater
                         than 2.50  - 1.00.  (This ratio is
                         defined as (Revolving Debt + Guaranteed
                         Debt + Term Debt)/(Net Income +
                         Provision for Taxes + Interest Expense +
                         Depreciation + Amortization).

<PAGE 7>

                    Covenants will be tested quarterly on a
                    rolling four quarter schedule.

REPORTING           The Reporting Requirements will remain as set
REQUIREMENTS:       forth in the existing Loan Documents.  In
                    addition, the Borrower will furnish a
                    quarterly report of all Funded Debt, in form reasonably acceptable to SunTrust

REPRESENTATIONS     The Representations and Warranties shall
AND WARRANTIES:     remain as set forth in the existing Loan
                    Documents.

AFFIRMATIVE         The Affirmative Covenants will remain as set
COVENANTS:          forth in the existing Loan Documents,
                    subject, however, to the review by both the Borrower and the Lender and in further modifications as agreed upon. In addition, if required by the Lender, the Borrower will enter into hedging agreements with respect to the interest rate.

NEGATIVE            Negative covenants will remain as set forth
COVENANTS:          in the Existing Loan Documents, except as
                    modified by agreement of the Borrower and the Lender.

EVENTS OF           The Events of Default will remain as set
DEFAULT:            forth in the existing Loan Documents.

INDEMNIFICATION:    The Borrower shall pay all costs and expenses
                    of SunTrust in connection with the Facility, including, without limitation, all reasonable fees and expenses of Akerman, Senterfitt &
                    Eidson, P.A. counsel to SunTrust.  The
                    Borrower shall indemnify SunTrust and each Lender against all costs, losses, liabilities, damages, and expenses incurred by them in connection with any investigation,litigation, or other proceedings relating to the Facility, except for instances of gross negligence or willful misconduct on the part of the indemnified party.

GOVERNING LAW:      State of Florida.

CLOSING             A.   January 31, 2001
DEADLINE:
                    B.   October 15, 2000

<PAGE 8>

DOCUMENTATION:      The Facility in the amount of $50,000,000 is
                    currently outstanding to the Borrower and has been documented by various Loan Documents including specifically a Revolving Loan
                    Agreement dated as of October 15, 1998.  This
                    Facility will be documented by an amended and restated Loan Agreement which will reflect the changes set forth in this Commitment.
                    Thus, unless modified by this Commitment, the provisions of the existing Loan Documents will remain. This Summary of Terms and Conditions is not meant to be all inclusive.
                    The loan documentation, which must be
                    satisfactory to SunTrust and its counsel, will also contain such other terms and conditions as are customary for Facility of this type.